Exhibit 99.1

FDA EXTENDS PDUFA DATE FOR ACEON(R) BY 90 DAYS

MARIETTA, Ga. and PALO ALTO, Calif., June 20 /PRNewswire-FirstCall/ — Solvay Pharmaceuticals, Inc. and CV Therapeutics, Inc. (Nasdaq: CVTX—News) announced today that the U.S. Food and Drug Administration (FDA) has informed Solvay Pharmaceuticals that the FDA has extended the Prescription Drug User Fee Act (PDUFA) date for the ACEON® (perindopril erbumine) Tablets supplemental new drug application (sNDA) by 90 days, and the PDUFA date is now September 10, 2005. The purpose of the extension is to allow time for additional clinical site audit activities at certain EUROPA study sites.

ACEON® is an angiotensin converting enzyme (ACE) inhibitor with enhanced tissue affinity approved in the United States for the treatment of patients with essential hypertension. The sNDA, which was granted a six month priority review by the FDA, seeks an expansion to the existing label based on the EUROPA (EUropean trial on Reduction Of cardiac events with Perindopril in patients with stable coronary Artery disease) study.

EUROPA, a multicenter, randomized, double-blind, placebo-controlled trial in 12,218 patients with stable coronary disease and without clinical heart failure, was designed to assess the ability of perindopril to reduce cardiovascular mortality, nonfatal myocardial infarction and cardiac arrest.

“We will be working closely with the FDA to complete the necessary activities to support the potential approval of the sNDA for this exciting potential new indication,” said Harold H. Shlevin, Ph.D., president and chief executive officer of Solvay Pharmaceuticals, Inc. Solvay Pharmaceuticals holds the new drug application for ACEON®.

“We continue to make progress in recruiting, hiring and training an outstanding cardiovascular sales team and we look forward to promoting ACEON® to cardiovascular specialists this summer, and then leveraging the commercial experience we gain with ACEON® to improve our potential launch of Ranexa in the first half of 2006,” said Louis G. Lange, M.D., Ph.D., chairman and chief executive officer of CV Therapeutics.

CV Therapeutics and Solvay Pharmaceuticals entered into a co-promotion agreement for ACEON® in December 2004. CV Therapeutics will be responsible for brand marketing activities and is establishing a cardiovascular specialty sales force to promote the product. Solvay Pharmaceuticals continues to handle the manufacturing and distribution of the product, and its primary care sales force also continues to promote the product. Solvay Pharmaceuticals books all sales of ACEON® and CV Therapeutics will receive a share of sales above a pre-specified baseline. There were no upfront payments by either party associated with the co-promotion agreement.

About ACE Inhibitors

ACE inhibitors act to reduce hypertension by interfering with the conversion of angiotensin I to artery-constricting angiotensin II. Blocking the production of angiotensin II results in arterial vasodilation and an accompanying reduction in blood pressure.

ACE inhibitors currently are recommended as first-line therapy for treatment of hypertension in certain patient populations, because of their safety and efficacy. Most recently, the Seventh Report of the Joint National Committee on Prevention, Detection, Evaluation and Treatment of High Blood Pressure has recommended ACE inhibitors as one of the initial therapy choices for compelling comorbidities such as heart failure, postmyocardial infarction, high coronary disease risk, diabetes, chronic kidney disease and recurrent stroke prevention. ACEON® is only indicated for the treatment of patients with essential hypertension.

Certain ACE inhibitors, including ACEON®, which have been shown to have an enhanced affinity for the tissues, are known as tissue-ACEs.

About ACEON®

ACEON® is indicated for the treatment of patients with essential hypertension.

ACEON® offers continuous 24-hour blood pressure control with once-daily dosing. ACEON® may be used alone or with other classes of antihypertensives.

When used in pregnancy during the second and third trimesters, ACE inhibitors can cause injury and even death to the developing fetus. When pregnancy is detected, ACEON® should be discontinued as soon as possible.

ACEON® is contraindicated in patients known to be hypersensitive to this product or to any other ACE inhibitors and in patients with a history of angioedema related to previous treatment with an ACE inhibitor.

In the United States, perindopril is co-promoted under the brand name ACEON® by CV Therapeutics and Solvay Pharmaceuticals. In other parts of the world such as Europe, Canada and Australia, perindopril is marketed under several brand names, including Coversyl®. Perindopril is one of the leading ACE inhibitors in Europe.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics currently has multiple clinical development drug candidates and has entered into an agreement with Solvay Pharmaceuticals, Inc. to co-promote ACEON® (perindopril erbumine) Tablets.

CV Therapeutics has received an approvable letter from the U.S. Food and Drug Administration relating to its new drug application for Ranexa(TM) (ranolazine) for the potential treatment of chronic angina, and has submitted an application for the approval of ranolazine for the potential treatment of chronic angina to the European Medicines Agency. Regadenoson is a selective A2A-adenosine receptor agonist for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies. Tecadenoson is a selective A1-adenosine receptor agonist for the potential reduction of rapid heart rate during atrial arrhythmias. Adentri(TM) is a selective A1-adenosine receptor antagonist for the potential treatment of heart failure and has been licensed to Biogen Inc. (now Biogen Idec Inc.).

Ranexa, regadenoson, tecadenoson and Adentri have not been approved for marketing by the FDA or any foreign regulatory authorities. These products are subject to United States Investigational New Drug applications, and as applicable, appropriate clinical trial applications to regulatory authorities outside the United States.

About Solvay Pharmaceuticals, Inc.

Solvay Pharmaceuticals, Inc. (www.solvaypharmaceuticals-us.com) of Marietta, Georgia (USA), is a research-driven pharmaceutical company that seeks to fulfill unmet medical needs in the therapeutic areas of cardiology, gastroenterology, mental health, women’s health and a select group of specialized markets including men’s health. It is a part of the global Solvay Pharmaceuticals organization whose core activities consist of discovering, developing and manufacturing medicines for human use. Solvay Pharmaceuticals is a subsidiary corporation of the worldwide Solvay Group of chemical and pharmaceutical companies headquartered in Brussels, Belgium.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development, clinical studies, regulatory review, and commercialization of products, are forward- looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; regulatory review and approval of our products; the conduct and timing of clinical trials; the dependence on collaborative and licensing agreements; commercialization of products; and other risks detailed from time to time in CVT’s SEC reports, including its most recent Annual Report on Form 10-K and amended Form 10-K, and its most recent Quarterly Report on Form 10-Q, if any. CVT disclaims any intent or obligation to update these forward-looking statements.